INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form 8-K of Wonder Auto Technology Inc. dated November 22, 2010 of our reports dated November 22, 2010 relating to the consolidated financial statements of Jinheng (BVI) Limited as of December 2009 and 2008 and for the year ended December 31, 2009 and 2008 (which express an unqualified opinion).

PKF
Certified Public Accountants
Hong Kong, China
November 22, 2010